Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and Corporate Communications

Compass Minerals’ CEO Announces Intention to Retire at Year End

OVERLAND PARK, Kan. (October 1, 2012) – Angelo Brisimitzakis, president and chief executive officer of Compass Minerals (NYSE: CMP), has announced his intention to retire at the end of 2012 after successfully leading the company for almost seven years.  He also intends to resign his seat on the board of directors at that time.

Under Dr. Brisimitzakis’ leadership, Compass Minerals strategically expanded its production capabilities to better serve both its salt and specialty fertilizer customers for the long term, nearly tripled its market capitalization and provided shareholders with consistent annual dividend increases.

“As Angelo begins his retirement, he leaves Compass Minerals in a much stronger position to build on its profitable growth opportunities,” said Dick Grant, lead independent director of Compass Minerals’ board of directors.  “The board thanks Angelo for all of his accomplishments and appreciates his willingness to stay through year end to assist in an orderly transition.  We wish him a long and happy retirement.”

“I have thoroughly enjoyed my time as CEO and a member of the board. I am very proud of what the organization has achieved, and I’m excited about its future potential,” said Dr. Brisimitzakis.  “I am looking forward to an active retirement after nearly 35 years of work in various materials-based industries.”

Prior to joining Compass Minerals in May 2006, Dr. Brisimitzakis held increasingly significant leadership positions with the General Electric Company and Great Lakes Chemical Corporation.

The board of directors has retained a leading executive recruitment firm to assist in the search for his successor.

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing, water conditioning and pool products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  The company also provides records management services to businesses throughout the U.K. For more information, visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.